Exhibit 99.1

October 12, 2023

Qurate Retail, Inc. Announces Annual Investor Meeting

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Qurate Retail, Inc. (“Qurate Retail”) (Nasdaq: QRTEA, QRTEB, QRTEP) will be holding its annual Investor Meeting on Thursday, November 9, 2023, which will occur concurrent with the annual Investor Meeting of Liberty Media Corporation (“Liberty Media”). Presentations related to Liberty Media will begin at approximately 9:00am E.T. and the presentation for Qurate Retail is estimated to begin at approximately 11:00am E.T. During its annual Investor Meeting, observations may be made regarding Qurate Retail’s financial performance and outlook, as well as other forward looking matters.

The annual Investor Meeting will be held in New York, NY and is open to shareholders, research analysts and press. Registration and livestream information is available on the Qurate Retail website and at https://timesevents.nytimes.com/2023libertymediainvestormeeting.

A Q&A session will be hosted after the presentations. In-person attendees will be able to ask questions live, or interested parties are able to submit questions in advance by emailing investorday@libertymedia.com with the subject “Investor Day Question” by 5:00pm E.T. on Friday, November 3, 2023.

An archive of the webcast of the Investor Meeting will also be available on https://www.qurateretail.com/investors/news-events/ir-calendar after appropriate filings have been made with the SEC.

Companies presenting at the annual Investor Meetings include:

●	Morning Presentations Beginning 9:00am E.T.
o	Liberty Media & Atlanta Braves Holdings, Inc.
◾	Formula 1
◾	Atlanta Braves
◾	Sirius XM Holdings Inc.
◾	Live Nation Entertainment, Inc.
o	Qurate Retail, Inc.
●	Afternoon Presentations Beginning 1:00pm E.T.
o	Liberty TripAdvisor Holdings, Inc.
◾	Tripadvisor, Inc.
o	Liberty Broadband Corporation
◾	Charter Communications, Inc.
◾	GCI
●	Q&A Session Beginning 2:00pm E.T.

About Qurate Retail, Inc.

Qurate Retail, Inc. is a Fortune 500 company comprised of six leading retail brands – QVC®, HSN®, Ballard Designs®, Frontgate®, Garnet Hill® and Grandin Road® (collectively, “Qurate

Retail GroupSM”). Qurate Retail Group is the largest player in video commerce (“vCommerce”), which includes video-driven shopping across linear TV, ecommerce sites, digital streaming and social platforms. The retailer reaches more than 200 million homes worldwide via 14 television channels, which are widely available on cable/satellite TV, free over-the-air TV, and digital livestreaming TV. The retailer also reaches millions of customers via its QVC+ and HSN+ streaming experience, websites, mobile apps, social pages, print catalogs, and in-store destinations. Qurate Retail, Inc. also holds various minority interests.

Qurate Retail, Inc.
Shane Kleinstein, 720-875-5432

Source: Qurate Retail, Inc.